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                                                                   EXHIBIT 10.29

                                                                           Final

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (this "Amended Agreement") is made and entered into as of March 8, 2004 (the "Amendment Date") by and between Roland Rapp ("Executive") and Skilled Healthcare Group Inc., formerly known as Fountain View, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         The Company and Executive are parties to that certain Employment Agreement dated March 27, 2002, which was subsequently amended by that certain First Amendment to Employment Agreement dated May 2002 (as amended, the "Original Agreement"), which sets forth certain terms of employment including provisions concerning an Alternative Equity Bonus Program.

         Pursuant to the Original Agreement, the Company may elect to institute the Alternative Equity Bonus Program, and the Company and Executive desire to implement an amended Alternative Equity Bonus Program.

         The Company and Executive desire to amend and restate the Original Agreement to set forth, in full, the understanding of the parties concerning employment and the amended Alternative Equity Bonus Program to be implemented.

         This Amended Agreement shall govern the employment relationship between the parties from and after the Amendment Date and supersedes and negates all previous agreements made between the parties, whether written or oral relating to the Executive's employment relationship with the Company. The Original Agreement governs the relationship between the parties prior to the Amendment Date.

                                    AGREEMENT

         The Executive and the Company agree as follows:

1.       DUTIES.

1.1 RETENTION. The Company shall employ the Executive for the Period of Employment and the Executive agrees to such employment on the terms and conditions set forth in this Amended Agreement. The "Period of Employment" commenced on March 27, 2002 (the "Effective Date") and shall continue until March 26, 2007, unless earlier terminated pursuant to Section 4.

1.2 DUTIES, REPORTING. During the Period of Employment, the Executive shall be employed by the Company as its General Counsel and shall have the duties and responsibilities typical of the position of general counsel of a corporation, subject to the legal directives of the officer or entity of the Company that the Executive reports to (determined in accordance with the following sentence). The Executive also may be employed by one or more of the Affiliated Entities (as defined in Section 4.5) as determined by the Board. During the Period of Employment, the Executive shall report to the CEO and/or the Company's President (the "President"), determined

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from time to time by the Company, or, if the Company does not have a CEO or a
President, to the Board. During the Period of Employment, the Executive shall use the Executive's best efforts to promote the interests of the Company and the direct and indirect subsidiaries of the Company (collectively, the "Companies"), and to maximize the value of the Company, and shall devote the Executive's full business time, attention and best efforts to their business and affairs. The Company acknowledges that, as of the Effective Date, the Executive has an ownership interest in, and the Executive's spouse has an ownership interest in and operates, the long-term care facilities identified on Schedule 1 hereto. The Company agrees that such ownership interests held by the Executive shall not constitute a breach of this Section 1.2 or Section 6(vi) of this Amended Agreement by the Executive; provided that (1) the Executive does not acquire any additional ownership interests in long-term care facilities, (2) the Executive is not actively involved in the operation of any of such long-term care facilities, and (3) such ownership interests do not otherwise materially interfere with the Executive's duties to the Company hereunder.

1.3 NO BREACH OF CONTRACT. The Executive hereby represents and warrants that the execution and delivery of this Amended Agreement by the Executive and the Company and the performance by the Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Executive further represents and warrants that he is an active member in good standing of the State Bar of California.

1.4 LOCATION. The Executive acknowledges that the Company's principal executive offices are currently located in Foothill Ranch, California. The Executive shall operate principally out of such executive offices, as they may be moved from time to time within Southern California. The Company expects, and the Executive agrees, that the Executive shall be required to travel from time to time to Company facilities, suppliers and customers in order to fulfill his duties to the Company.

2.       COMPENSATION.

2.1 BASE SALARY. During the Period of Employment, the Executive will receive a salary at the rate of $235,000 annually (the "Base Salary"), payable in accordance with the Company's regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

2.2 ANNUAL PERFORMANCE BONUS. Executive will be eligible to participate in an annual performance bonus program developed by the Company for its employees ("Annual Performance Bonus Program") for each fiscal year of the Company that ends during the Period of Employment if he is employed by the Company at the end of that fiscal year. The terms and conditions of the Executive's bonus opportunity for each such year under the Annual Performance Bonus Program, and the amount of the bonus opportunity applicable to the Executive for each such year, shall not be materially less favorable to the Executive than the terms, conditions and/or amount applicable to any other top-level management employee of the company (other than the CEO and the President) for that year.

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2.3      SALE BONUS. If during the Period of Employment or, if the Period of
Employment terminates before March 26, 2007 as a result of a termination by the Company without Cause (as defined in Section 5.5) or due to the Executive's death or Disability (as defined in Section 5.5), within nine (9) months following such termination, either (i) all or substantially all of the Company's assets are sold ("Asset Sale"), (ii) the Company closes a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public and the Common Stock becomes listed or quoted on a national security exchange or in the Nasdaq National Market Quotation System (an "IPO"), or (iii) at least a majority of the Company's then outstanding common stock is sold in a single transaction or series of substantially related transactions, and unless otherwise approved by the Company's Board, for cash or marketable securities ("Stock Sale") (any of an Asset Sale, IPO or Stock Sale is referred to as a "Trigger Event"), and the Terminal Equity Value (defined below) of the Company at the Trigger Event is less than [the minimum Terminal Equity Value], the Company will pay the Executive a bonus (the "Sale Bonus") of $200,000 at the time of the consummation of the transaction; provided, however, that a conversion of debt to equity by the Company's creditors shall not, in and of itself, constitute a Trigger Event.

As used in this Amended Agreement, "Terminal Equity Value" shall mean (i) in the case of an IPO, the equity value of the Company's outstanding common stock determined based on the public offering price of the Company's common stock in the IPO and the number of shares of common stock outstanding immediately prior to the IPO; (ii) in the case of a Stock Sale, the equity value of the Company's outstanding common stock determined based on the net proceeds distributable in respect of the common stock of the Company that is sold in the Stock Sale and the number of shares of common stock outstanding; and (iii) in the case of an Asset Sale, the aggregate net proceeds that are or would be distributable in respect of all outstanding common stock of the Company assuming that the Company paid off its debt and preferred stock and debt securities, and liquidated on the Asset Sale, and assuming that any right, warrant or option to acquire any common stock of the Company entitled to be exercised is converted immediately prior to the distribution.

Once a Sale Bonus becomes payable pursuant to this Section 2.3, Executive shall have no right to any other bonus under this Section 2.3 with respect to any subsequent event or occurrence and no right with respect to the Restricted Shares granted pursuant to Section 2.4, which Restricted Shares shall be deemed automatically forfeited and cancelled.

2.4 RESTRICTED SHARES. The Executive shall be issued, concurrently with the execution of this Amended Agreement, 6,573 shares of Class B Non-Voting Common Stock, subject to all of the restrictions set forth in the Restricted Stock Agreement attached hereto as Exhibit A ("Restricted Stock Agreement"), the terms of which are incorporated herein by reference. Executive understands and agrees that the Restricted Shares shall not vest and shall have no value unless and until certain trigger events occur, including trigger events requiring a liquidity transaction wherein the Terminal Equity Value of the Company is equal to or in excess of [the minimum Terminal Equity Value]. The Restricted Shares are issued in satisfaction of the equity incentive program contemplated by
Section 2.4 of the Original Agreement.

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3.       BENEFITS.

3.1 HEALTH, WELFARE AND FRINGE BENEFITS. During the Period of Employment, the Executive shall be entitled to participate in all pension, welfare and fringe benefit plans and programs made available by the Company to its executive and managerial employees generally, as such plans or programs may be in effect from time to time.

3.2 EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for the reasonable expenses and disbursements incurred by the Executive in the performance of the Executive's duties for the Company during the Period of Employment, subject to the Company's employee expense reimbursement policies in effect from time to time.

3.3 VACATION. During the Period of Employment, the Executive shall receive four (4) weeks paid vacation per year, provided that the maximum unused vacation time that the Executive may accrue is eight (8) weeks.

3.4 CAR ALLOWANCE. The Executive shall be entitled to a car allowance of $754 per month for the Period of Employment.

4. ANNUAL REVIEW. Approximately every 12 months during the Period of Employment, the Executive and either the Company's CEO or the Board shall meet to discuss the performance and terms of the Executive's employment by the Company.

5.       TERMINATION.

5.1 TERMINATION BY THE COMPANY. The Executive's employment by the Company and the Period of Employment may be terminated at any time by the Company with Cause (as defined below) or without Cause or in the event of the death or Disability of the Executive.

5.2 TERMINATION BY THE EXECUTIVE. The Executive's employment by the Company and the Period of Employment may be terminated at any time by the Executive.

5.3 BENEFITS UPON TERMINATION. If the Executive's employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, the Company shall have no further obligation to make any payments or provide any benefits to the Executive except (a) the Company shall pay the Executive any Accrued Obligations (as defined below), and (b) the Company shall continue for three months following the termination (one month following the termination if the Executive resigns) (but in no event after Executive becomes employed by a new employer) the Executive's medical insurance as in effect immediately prior to the termination or similar coverage or reimburse the Executive for similar coverage. Those rights that are expressly contemplated pursuant to Section 2.3 or pursuant to the Restricted Stock Agreement to continue following a termination of employment are outside of the scope of the preceding sentence. If the Executive resigns on any day other than the last day of a fiscal year of the Company or if the Executive's employment is terminated by the Company with Cause, the Executive shall not be entitled to any bonus under the Annual Performance Bonus Program (or pro rated bonus under the Annual Performance Bonus Program) for the year in which his employment terminates.

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If the Executive's employment is terminated by the Company without Cause
(including a termination (other than for Cause) by the Company upon or following a Change of Control), or if the Executive's employment by the Company terminates due to the Executive's death during the Period of Employment, or if the Executive's employment is terminated by the Company during the Period of Employment due to the Executive's Disability, the Company shall also, but only as long as the Executive remains in compliance with the provisions of Section 6:

                  (a) pay the Executive a lump sum severance payment in an amount equal to 1.5 times Executive's Base Salary; provided, however, that the lump sum severance payment shall equal 1.5 times Executive's Base Salary in the case of any termination (other than for Cause) by the Company upon or following a Change of Control;

                  (b) pay the Executive a pro-rated bonus under the Annual Performance Bonus Program (based on the Company's performance for the fiscal year up until the termination of employment and pro-rated performance targets) for the year in which the termination occurs; and

                  (c) continue for twelve months (as opposed to three months) following the termination (but in no event after Executive becomes employed by a new employer) the Executive's medical insurance as in effect immediately prior to the termination or similar coverage or reimburse the Executive for similar coverage.

5.4 CHANGE OF CONTROL. The Executive shall be deemed to have been terminated by the Company without Cause for purposes of this Section 5 if the Executive resigns from the Company within six (6) months after a Change of Control (as defined below) as a result of a diminution of his Base Salary, the Company's termination of his status as an executive officer of the Company, and/or a material diminution in his duties and/or responsibilities from their level in effect immediately prior to the Change of Control.

5.5      CERTAIN DEFINED TERMS.

         As used herein, "Accrued Obligations" means Base Salary that had accrued but had not been paid prior to the date of termination, and any bonus under the Annual Performance Bonus Program previously earned but unpaid.

         As used herein, "Affiliated Entities" shall mean Skilled Healthcare LLC and any entity that is controlled by and consolidated with in the financial statements of either the Company or Skilled Healthcare LLC.

         As used herein, "Cause" shall mean the reasonable and good faith determination by a majority of the Board, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

         - the Executive has breached a fiduciary duty to the Company or any of its Affiliated Entities or breached of any of the Executive's obligations under Section 6;

         - the Executive is no longer, regardless of the reason, an active member in good standing of the State Bar of California;

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         -        the Executive has been convicted of a felony or misdemeanor that involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or the Executive has plead guilty or no contest (or a similar plea) to any such felony or misdemeanor; or

         - the Executed has committed an act or an omission that constitutes fraud, gross negligence, or willful misconduct in connection with Executive's employment by the Company or any of its Affiliated Entities.

         As used herein, "Disability" shall mean an illness (mental or physical) or injury that, in the good faith and reasonable determination of a majority of the Board, based on the report of a reputable physician selected jointly by the parties, renders the Executive unable to perform the Executive's duties for six (6) months during any twelve
         (12) month period.

         As used herein, "Change of Control" shall mean (i) any time at which the current holders of Company stock (common and preferred) and their affiliates do not continue to own, in the aggregate, at least a majority of the outstanding shares of the Company's common stock and at which Heritage Partners and its affiliates do not collectively constitute the single largest holder of Company common stock, or (ii) any sale of all or substantially all of the assets of the Company.

6.       CONFIDENTIALITY, NON-SOLICITATION, ETC.

         In consideration of the mutual promises contained herein, and to preserve the goodwill of the Companies, the Executive agrees as follows:

         (i) The Executive will not at any time, directly or indirectly, disclose or divulge, except as reasonably required in connection with the performance of the Executive's duties for the Company, any Confidential Information (as hereinafter defined) acquired by the executive during the Executive's affiliation with or employment by the Companies. As used herein, "Confidential Information" means all trade secrets and all other proprietary or non-public information of a business, financial, marketing, technical or other nature pertaining to any of the Companies or their affairs and all information of others that any of the Companies have agreed not to disclose; provided, that Confidential Information shall not include any information which has entered or enters the public domain through no fault of the Executive or which the Executive is required to disclose by law or legal process.

         (ii) The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except as reasonably required in connection with the performance of the Executive's duties for the Company.

         (iii) Upon any of the Companies' request at any time and for any reason, the Executive shall immediately deliver to the Company all materials (including all

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                  copies) in the Executive's possession which contain or relate to Confidential Information.

         (iv) All inventions, developments or improvements made by the Executive, either alone or in conjunction with others, at any time or at any place during the term of the Executive's employment by the Company, whether or not reduced to writing or practice during such term, which relate to the Business (as defined below), or which were developed or made in whole or in part using any of the Companies' facilities, shall be the exclusive property of the Companies. The Executive shall promptly disclose any such invention, development or improvement to the Company, and, at the request and expense of any of the Companies, shall assign a all of the Executive's rights to the same to the Companies. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for or extension or renewals of letters patent of the United States or any foreign country which any of the Companies desire to file. "Business" shall mean any long-term care facility business, assisted living facility business, pharmacy business and/or therapy business of any of the Companies.

         (v) All copyrightable work by the Executive during the term of the Executive's employment by the Company which relates to the Business is intended to be "work made for hire" as defined in
                  Section 101 of the Copyright Act of 1976, and shall be the property of the Companies. If the copyright to any such copyrightable work is not the property of the Companies by operation of law, the Executive will, without further consideration, assign to the Companies all right, title and interest in such copyrightable work and will assist the Companies and their nominees in every way, at the Companies' expense, to secure, maintain and defend for the Companies' benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Companies whether copyrighted or not.

         (vi) The Executive will not directly or indirectly, individually or as a consultant to, or executive, officer, director, stockholder, partner or other owner or participant in any business entity, engage in or assist any other person to engage in the businesses of skilled nursing facilities, assisted living facilities, inpatient or outpatient therapy services, pharmacies, urological supplies, enteral feeding supplies and orthodics; provided, however, that the Executive may own not more than a 5% equity interest in any publicly-traded company.

         (vii) The Executive will not directly or indirectly, individually or as a consultant to, or as employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Companies, (a) solicit or endeavor to entice away from any of the Companies, or otherwise materially interfere with the business relationship of any of the Companies with, any person who is, or was within the one-year period immediately prior to the termination of the Executive's employment with the Company, employed by, a consultant to or associated with any of the Companies, or (b) materially interfere with the business relationship of

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                  any of the Companies with any person or entity who is, or was within the two-year period immediately prior to the termination of the Executive's employment with the Company, a supplier to any of the Companies.

         (viii) The Executive agrees that if the Executive, individually or as a consultant to, or as an employee, officer, director, stockholder, partner or other owner or participant in any business entity other than the Companies, is directly involved in the hiring or employing of any person who is or was employed by, a consultant to or associated with any of the Companies within one year prior to the employ or hiring of such person, then for each such person the Executive shall pay to the Company a lump sum equal to nine (9) months of that person's most recent salary from the Companies, payable on the first date of that person's employ or hiring, whichever is first, plus the Company's reasonable attorneys' fees incurred to enforce this paragraph. Nothing within this paragraph shall be construed to limit or modify in any way the Executive's non-solicitation covenants contained in clause (vii) above.

         (ix) Without limiting the remedies available to the Companies and notwithstanding Section 2.3, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 could result in irreparable injury to the Companies for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Companies shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by this Section 6 or such other equitable relief as may be required to enforce specifically any of the covenants of this
                  Section 6.

         (x) The Executive shall at no time make any derogatory or disparaging remarks about any of the Companies, or any of their respective officers, directors or principal stockholders.

         (xi) The provisions of this Section 6 shall continue in full force and effect during the course of the Executive's employment by the Company and shall further continue in full force and effect after the Executive's employment by the Company terminates; provided that the restrictions set forth in
                  Section 6(vi) shall terminate when Executive's employment by the Company terminates, and the restrictions set forth in Sections 6(vii) and 6(viii) shall terminate one year after the Executive's employment by the Company terminates.

7.       ASSIGNMENT.

         This Amended Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Amended Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, This Amended Agreement shall be binding upon and inure

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         to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

8.       GOVERNING LAW.

         This Amended Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California, without regard to choice of law provisions thereof.

9.       ENTIRE AGREEMENT.

         This Amended Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. Effective as of the Amendment Date, this Amended Agreement supersedes and replaces all prior agreements of the parties hereto on the subject matter hereof, including without limitation the Original Agreement. The Original Agreement governs the relationship of the parties prior to the Amendment Date. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to be merged into this Amended Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

10.      AMENDMENT; WAIVER.

         No amendment or waiver of this Amended Agreement or any term, covenant, or condition hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

11.      NUMBER AND GENDER.

         Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.      SECTION HEADINGS.

         The section headings in this Amended Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

13.      SEVERABILITY.

         In the event that a court of competent jurisdiction determines that any portion of this Amended Agreement is in violation of any statute or public policy, then only the portions

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         of this Amended Agreement which violate such statute or public policy shall be stricken, and all portions of this Amended Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, if any one or more of the provisions contained in this Amended Agreement are for any reason held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent permitted under applicable law.

14.      NOTICES.

         Any notice or other communication given pursuant to this Amended Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

         (i)      if to the Company:

                  Skilled Healthcare Group, Inc.
                  27442 Portola Parkway,
                  Suite 200
                  Foothill Ranch, California 92610

                  With copies to:

                  Independent Subcommittee of the Board
                  Skilled Healthcare Group, Inc.
                  27442 Portola Parkway,
                  Suite 200
                  Foothill Ranch, California 92610

                           and

                  Heritage Partners, Inc.
                  30 Rowes Wharf, Suite 300
                  Boston, MA 02110
                  Attn: Mark J. Jrolf

         (ii)     if to Executive:

                  Roland Rapp
                  Most current address of record

         Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, two (2) business days after being delivered to overnight courier or express mail, or five (5) business days after by first class certified or registered mail, postage prepaid, return receipt requested.

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15.      COUNTERPARTS.

         This Amended Agreement may be executed in any number of counterparts, and with counterpart signature pages, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

16.      WITHHOLDING TAXES.

         The Company may withhold from any amounts payable under this Amended Agreement such federal, state and local income, employment, or other taxes as may be required to be withhold pursuant to any applicable law or regulation.

17.      MUTUAL DRAFTING.

         Each party has cooperated in the drafting and preparation of this Amended Agreement. Hence, in any construction to be made of this Amended Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

18.      RETURN OF PROPERTY.

         The Executive agrees to truthfully and faithfully account for and deliver to the Company all property belonging to the Company or any of its affiliates which the Executive may receive from or on account of the Company or its affiliates, and upon the termination of the Period of Employment, or the Company's demand, the Executive shall immediately deliver to the Company all such property belonging to the Company or any of its affiliates.

19.      PROVISIONS THAT SURVIVE TERMINATION.

         Except as otherwise provided herein, the provisions of Sections 2.3, 2.4, 5 through 18, 20, 21 and this Section 19 shall survive any termination of the Period of Employment.

20.      INDEMNIFICATION.

         The Company agrees that (a) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a "Proceeding") by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or (b) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a "Claim") is made, or threatened to be made, that arises out of or relates to the Executive's service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the state of incorporation of the Company, against any and all costs, expenses, liabilities and losses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company and shall inure to the benefit of the Executive's heirs, executors and administrators.

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         Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

         During the period of Employment and for a period of time thereafter determined as provided below, the Company shall keep in place a directors and officers' liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Company provides such coverage to its directors and such coverage shall continue after the termination of the Period of Employment for the period of time that such coverage is extended (or to be extended, as the case may be) to the Company's former directors.

21.      RESOLUTION OF DISPUTES.

         Any controversy arising out of or relating to this Amended Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive's employment by the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles County, California, before a sole neutral arbitrator (the "Arbitrator"), mutually selected and agreeable to both parties and selected from Judicial Arbitration and Mediation Services, Inc., Los Angeles County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the Arbitrator, such Arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Amended Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.

         Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

         The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Amended Agreement or the services rendered hereunder. The parties agree that the Company Shall be responsible for payment of the forum costs of any arbitration

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

         hereunder, including the Arbitrator's fee. The Executive and the Company further agree that in any proceeding to enforce the terms of this Amended Agreement, the prevailing party shall be entitled to its or her reasonable attorneys' fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute up to a maximum of Fifty Thousand Dollars ($50,000.00) in addition to any other relief granted.

22.      COOPERATION IN LITIGATION.

         The Executive promises and agrees that, following the date his employment by the Company terminates, he will reasonably cooperate with the Company in any litigation in which the Company is a party or otherwise involved which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a consultant (at a reasonable hourly rate) or witness and producing documents and information relevant to the case or helpful to the Company.

                  [Remainder of Page Intentionally Left Blank]

                                                                           Final

         IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the Amendment Date.

                                        THE COMPANY

                                        Skilled Healthcare Group, Inc.,
                                        a Delaware corporation

                                        By: /s/ ROLAND RAPP
                                            ------------------------------------
                                        Print Name: Roland Rapp

                                        Title:
                                               ---------------------------------

                                        THE EXECUTIVE

                                        ----------------------------------------
                                        Roland Rapp

                                                                           Final

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

                                    EXHIBIT A

                           RESTRICTED STOCK AGREEMENT

                                                                           Final

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